GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chardan North China Acquisition Corporation.

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 15, 2006, on the financial statements of Chardan North China Acquisition Corporation as of December 31, 2005, and for the period from March 10, 2005 (inception) to December 31, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 27, 2006

1185 Avenue of the Americas    Suite 500    New York, NY 10036-2602
TEL 212 372 1800    FAX 212 372 1801    www.ggkllp.com